EXHIBIT 99.1

Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038

Nelnet Announces Agreement in Principle Regarding Lawsuit

Lincoln, NEB., August 13, 2010--Nelnet (NYSE: NNI) announced today it has reached an agreement in principle to resolve the qui tam action brought by Jon H. Oberg on behalf of the federal government naming the company as one of a number of defendants regarding 9.5 percent special allowance payments on certain student loans. The agreement in principle with Mr. Oberg is subject to Department of Justice approval and the finalization of a formal settlement agreement.

Nelnet made the following statement about the agreement:

"We are pleased to have reached an agreement to successfully resolve this outstanding matter. While we believe the case brought by Mr. Oberg was without merit and that we would have prevailed at trial, a settlement eliminates the uncertainty, distraction, and expense of a trial. Bottom line, Nelnet is a strong, diverse, and dynamic company with more than 2,000 employees and millions of customers to serve, and this agreement is in the best interest of everyone.”

In the agreement, Nelnet, without admitting any wrongdoing or liability, agrees to pay $55 million to the federal government with existing cash to fully resolve the matter. The original complaint sought triple the amount of damages and alleged approximately $407 million of improper 9.5 percent special allowance payments to the company. The company currently anticipates recording a pre-tax charge of $55 million in the third quarter of 2010.

Nelnet believes the evidence and statements made during discovery corroborated and strengthened Nelnet's already strong position in the matter. However, the sole reason for proactively resolving the lawsuit is to eliminate all uncertainties, irrespective of the company’s confidence that it would have ultimately prevailed.

For more than 30 years, Nelnet has been helping families plan, prepare, and pay for their education. To learn more about Nelnet, visit www.nelnet.com.

Information contained in this press release, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements is the pending nature of the lawsuit and agreement in principle discussed in this press release.